Exhibit 2

COLLIERS INTERNATIONAL GROUP INC.

Consolidated Financial Statements

Year Ended | December 31, 2024

Accelerating success.

COLLIERS INTERNATIONAL GROUP INC.

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of Colliers International Group Inc. (“Colliers” or the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate. The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit & Risk Committee consisting of four independent directors. The Audit & Risk Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders. Their report outlines the scope of their examination. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit & Risk Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded seven entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2024. The total assets and total revenues of the seven majority-owned entities represent 3.8% and 4.5%, respectively of the related consolidated financial statement amounts as of and for the year ended December 31, 2024.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2024, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2024, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2024, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chairman and Chief Executive Officer	/s/ Christian Mayer Chief Financial Officer

February 13, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Colliers International Group Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Colliers International Group Inc. and its subsidiaries (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of earnings and comprehensive earnings, of shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control ‒ Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control ‒ Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded seven entities from its assessment of internal control over financial reporting as of December 31, 2024 because they were acquired by the Company in purchase business combinations during 2024. We have also excluded these seven entities from our audit of internal control over financial reporting. These entities comprised, in the aggregate, total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting of approximately 3.8% and 4.5% of consolidated total assets and consolidated total revenues, respectively, as of and for the year ended December 31, 2024.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Sales Brokerage and Leasing Services Revenue

As described in notes 2 and 25 to the consolidated financial statements, the Company recognized revenue from real estate sales brokerage services, which makes up a significant portion of capital markets revenue of $765.3 million and leasing services revenue of $1,157.5 million for the year ended December 31, 2024. Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Management has determined that control of sales brokerage services rendered transfers to a customer when a sale and purchase agreement becomes unconditional and leasing services rendered transfers to a customer when a lease between the landlord and the tenant is executed. At these points in time, the customer has received substantially all of the benefit of the services provided by the Company. Sales brokerage and leasing service revenue contracts may include terms that result in variability to the transaction price and ultimate revenues earned beyond the underlying value of the transaction, which may include contingencies. Sales brokerage and leasing services revenue is constrained when it is probable that the Company may not be entitled to the total amount of the revenue under the contract, which is associated with the occurrence or non-occurrence of an event that is outside of the Company’s control, or where the facts and circumstances of the contract limit the Company’s ability to predict whether this event will occur. When sales brokerage and leasing services revenue is constrained, revenue is not recognized until the uncertainty has been resolved. Management estimates variable consideration and performs a constraint analysis for these contracts using historical information to estimate the amount the Company will ultimately be entitled to. Management used significant judgment to determine whether sales brokerage and leasing services revenue should be constrained and the timing of when such revenue should be recognized.

The principal considerations for our determination that performing procedures relating to sales brokerage and leasing services revenue recognition is a critical audit matter are (i) the significant judgment by management in determining whether sales brokerage and leasing services revenue should be constrained and the timing of when such revenue should be recognized, and (ii) high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s assessment of sales brokerage and leasing services revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the sales brokerage and leasing services revenue recognition process, including controls over management’s review and approval of revenue recognition based upon the supporting evidence available for each sales brokerage and leasing services revenue contract. These procedures also included, among others, evaluating the appropriateness of management’s assessment of sales brokerage and leasing services revenue recognition for a sample of sales brokerage and leasing services revenue transactions recognized, including evaluating the contractual terms identified in the underlying brokerage transaction agreements and considering other supporting evidence such as customer or third party correspondence and cash receipts.

Acquisition of Englobe Corp. – Valuation of Customer Lists and Relationships Intangible Assets

As described in notes 2, 4 and 10 to the consolidated financial statements, the Company acquired a controlling interest in Englobe Corp. for a total purchase consideration of $450.2 million in 2024, which resulted in finite life intangible assets of $217.0 million being recorded, the majority of which related to customer lists and relationships. Management records finite life intangible assets at fair value on the acquisition date using discounted cash flow methods. Management applied significant judgment in estimating the fair value of the customer lists and relationships intangible assets acquired, which included the use of significant assumptions related to the discount rate, forecasted revenues and forecasted margins.

The principal considerations for our determination that performing procedures relating to the valuation of customer lists and relationships intangible assets recorded in the acquisition of Englobe Corp. is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of customer lists and relationships acquired, related to the discount rate, forecasted revenues and forecasted margins, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the acquisition accounting, including controls over management’s valuation of the customer lists and relationships intangible assets acquired and controls over the development of the aforementioned significant assumptions. These procedures also included, among others, reading the purchase agreements, testing management’s process for developing the fair value estimate of customer lists and relationships acquired, evaluating the appropriateness of the discounted cash flow method, testing the completeness and accuracy of underlying data used in the discounted cash flow method, and evaluating the reasonableness of the discount rate, forecasted revenues and forecasted margins used by management. Evaluating the reasonableness of forecasted revenues and forecasted margins assumptions used by management involved considering consistency with the business strategy of Englobe Corp. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the discounted cash flow method and the reasonableness of the discount rate assumption used by management.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

February 13, 2025

We have served as the Company’s auditor since 1995.

Colliers International Group Inc.
Consolidated Statements of Earnings
(in thousands of US dollars, except per share amounts)

Year ended December 31,	2024	2023
Revenues (note 25)	$4,822,024	$4,335,141
Cost of revenues (exclusive of depreciation and amortization shown below)	2,899,949	2,596,823
Selling, general and administrative expenses	1,339,063	1,185,469
Depreciation	66,239	54,608
Amortization of intangible assets	155,363	147,928
Acquisition-related items (note 6)	(27,802)	47,096
Loss on disposal of operations	-	2,282
Operating earnings	389,212	300,935

Interest expense, net	85,779	94,077
Equity earnings from non-consolidated investments	(7,270)	(5,078)
Other income	(410)	(841)
Earnings before income tax	311,113	212,777
Income tax expense (note 20)	74,177	68,086
Net earnings	236,936	144,691

Non-controlling interest share of earnings	53,968	56,560
Non-controlling interest redemption increment (note 16)	21,243	22,588

Net earnings attributable to Company	$161,725	$65,543

Net earnings per common share (note 18)
Basic	$3.24	$1.43
Diluted	$3.22	$1.41

The accompanying notes are an integral part of these consolidated financial statements.

Colliers International Group Inc.
Consolidated Statements of Comprehensive Earnings
(in thousands of US dollars)

Year ended December 31,	2024	2023
Net earnings	$236,936	$144,691
Other comprehensive earnings (loss), net of tax:
Change in foreign currency translation	(20,684)	3,492
Reclassification of accumulated foreign currency translation on disposal of operations	-	541
Unrealized gain (loss) on financial derivatives	5,910	(2,433)
Unrealized gain on available for sale securities	99	-
Pension liability adjustments	509	(660)
Total other comprehensive gain (loss), net of tax	(14,166)	940
Comprehensive earnings	222,770	145,631
Less: Comprehensive earnings attributable to non-controlling interests	93,007	73,371
Comprehensive earnings attributable to Company	$129,763	$72,260

The accompanying notes are an integral part of these consolidated financial statements.

Colliers International Group Inc.
Consolidated Balance Sheets
(in thousands of US dollars)

As at December 31,	2024	2023
Assets
Current assets
Cash and cash equivalents	$176,257	$181,134
Restricted cash	41,724	37,941
Accounts receivable, net of allowance of $34,865 (December 31, 2023 - $36,382)	735,546	643,375
Contract assets (note 25)	134,402	83,389
Mortgage warehouse receivables (note 22)	77,559	177,104
Income tax recoverable	13,155	48,104
Prepaid expenses and other current assets (note 7)	309,962	258,725
Warehouse fund assets (note 5)	110,779	44,492
	1,599,384	1,474,264
Other receivables	11,602	11,857
Contract assets (note 25)	22,400	19,691
Other assets (note 7)	186,297	157,197
Warehouse fund assets (note 5)	94,334	47,536
Fixed assets (note 9)	227,311	202,837
Operating lease right-of-use assets (note 8)	398,507	390,565
Deferred tax assets, net (note 20)	79,258	59,468
Intangible assets (note 10)	1,183,586	1,080,471
Goodwill (note 11)	2,297,938	2,038,240
	4,501,233	4,007,862
	$6,100,617	$5,482,126
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued expenses	$494,601	$535,769
Accrued compensation	646,004	569,166
Income tax payable	15,297	16,527
Contract liabilities (note 25)	63,459	45,293
Long-term debt - current (note 12)	6,061	1,796
Contingent acquisition consideration - current (note 22)	30,683	13,944
Mortgage warehouse credit facilities (note 13)	72,642	168,780
Operating lease liabilities (note 8)	92,950	89,938
Liabilities related to warehouse fund assets (note 5)	86,344	-
	1,508,041	1,441,213
Long-term debt (note 12)	1,502,414	1,500,843
Contingent acquisition consideration (note 22)	6,012	30,768
Operating lease liabilities (note 8)	383,921	375,454
Other liabilities	129,467	120,565
Deferred tax liabilities, net (note 20)	78,459	43,191
Liabilities related to warehouse fund assets (note 5)	14,103	47,536
	2,114,376	2,118,357
Redeemable non-controlling interests (note 16)	1,152,618	1,072,066
Shareholders' equity
Common shares (note 17)	1,472,218	1,127,034
Contributed surplus	140,451	123,394
Deficit	(186,273)	(332,866)
Accumulated other comprehensive loss	(101,533)	(69,571)
Total Company shareholders' equity	1,324,863	847,991
Non-controlling interests	719	2,499
Total shareholders' equity	1,325,582	850,490
	$6,100,617	$5,482,126
Commitments and contingencies (note 23)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,

/s/ L. Frederick Sutherland	/s/ Jay S. Hennick
Director	Director

Colliers International Group Inc.
Consolidated Statements of Shareholders' Equity
(in thousands of US dollars, except share information)

	Common shares				Accumulated
	Issued and				other	Non-	Total
	outstanding		Contributed		comprehensive	controlling	shareholders'
	shares	Amount	surplus	Deficit	loss	interests	equity

Balance, December 31, 2022	42,933,156	$845,680	$104,504	$(384,199)	$(76,288)	$3,677	$493,374

Net earnings	-	-	-	144,691	-	-	144,691
Pension liability adjustment, net of tax	-	-	-	-	(660)	-	(660)
Foreign currency translation gain	-	-	-	-	3,492	-	3,492
Unrealized loss on interest rate swaps, net of tax	-	-	-	-	(2,433)	-	(2,433)
Other comprehensive earnings attributable to NCI	-	-	-	-	5,777	349	6,126
NCI share of earnings	-	-	-	(56,560)	-	2,939	(53,621)
NCI redemption increment (note 16)	-	-	-	(22,588)	-	-	(22,588)
Distributions to NCI	-	-	-	-	-	(3,212)	(3,212)
Acquisitions of businesses, net	-	-	-	-	-	(44)	(44)

Reclass to net earnings on disposal of operations	-	-	-	-	541	(1,210)	(669)
Subsidiaries’ equity transactions	-	-	3,998	-	-	-	3,998

Subordinate Voting Shares:
Redemption of Convertible Notes	4,015,720	227,101	-	-	-	-	227,101
Stock option expense	-	-	27,087	-	-	-	27,087
Stock options exercised	600,500	54,253	(12,195)	-	-	-	42,058
Dividends	-	-	-	(14,210)	-	-	(14,210)
Balance, December 31, 2023	47,549,376	$1,127,034	$123,394	$(332,866)	$(69,571)	$2,499	$850,490

Net earnings	-	-	-	236,936	-	-	236,936
Pension liability adjustment, net of tax	-	-	-	-	509	-	509
Unrealized gain on available for sale securities	-	-	-	-	99	-	99
Foreign currency translation loss	-	-	-	-	(20,684)	-	(20,684)
Unrealized gain on interest rate swaps, net of tax	-	-	-	-	5,910	-	5,910
Other comprehensive earnings attributable to NCI	-	-	-	-	(17,796)	23	(17,773)
NCI share of earnings	-	-	-	(53,968)	-	10	(53,958)
NCI redemption increment (note 16)	-	-	-	(21,243)	-	-	(21,243)
Distributions to NCI			-	-	-	(90)	(90)
Subsidiaries’ equity transactions	-	-	(2,375)	-	-	(1,723)	(4,098)

Subordinate Voting Shares:
Stock option expense (note 19)	-	-	32,603	-	-	-	32,603
Stock options exercised (note 19)	581,800	58,260	(13,171)	-	-	-	45,089
Dividends	-	-	-	(15,132)	-	-	(15,132)
Issuance of Subordinate Voting Shares (note 18)	2,479,500	286,924	-	-	-	-	286,924
Balance, December 31, 2024	50,610,676	$1,472,218	$140,451	$(186,273)	$(101,533)	$719	$1,325,582

The accompanying notes are an integral part of these consolidated financial statements.

Colliers International Group Inc.
Consolidated Statements of Cash Flows
(in thousands of US dollars)

Year ended December 31,	2024	2023

Cash provided by (used in)

Operating activities
Net earnings	$236,936	$144,691

Items not affecting cash:
Depreciation and amortization	221,602	202,536
Loss on disposal of operations	-	2,282
Gains attributable to mortgage servicing rights	(15,363)	(17,722)
Gains attributable to the fair value of mortgage premiums and origination fees	(13,000)	(16,335)
Deferred tax	(30,538)	(9,924)
Equity earnings from non-consolidated investments	(7,270)	(5,078)
Stock option expense (note 19)	46,041	27,087
Amortization of advisor loans	41,163	33,844
Contingent consideration (note 6)	(53,739)	32,948
Other	18,386	23,649
Increase in accounts receivable, prepaid expenses and other assets	(209,951)	(203,727)
Increase in accounts payable, accrued expenses and other liabilities	16,054	9,036
Increase (decrease) in accrued compensation	63,173	(70,395)
Contingent acquisition consideration paid	(3,357)	(39,115)
Proceeds received on sale of mortgage loans	1,011,173	1,138,535
Principal funded on originated mortgage loans	(900,174)	(1,262,361)
Increase (decrease) in mortgage warehouse credit facilities	(96,138)	144,493
Sales to AR Facility, net (note 14)	1,011	31,217
Net cash provided by operating activities	326,009	165,661

Investing activities
Acquisitions of businesses, net of cash acquired (note 4)	(517,176)	(60,343)
Purchases of fixed assets	(65,085)	(84,524)
Advisor loans issued	(58,377)	(75,243)
Purchases of warehouse fund assets	(319,250)	(122,604)
Proceeds from disposal of warehouse fund assets	76,438	74,627
Equity co-investment contributions, net (note 15)	(20,549)	(4,535)
Collections of AR facility deferred purchase price (note 14)	137,581	124,313
Other investing activities	(16,684)	14,326
Net cash used in investing activities	(783,102)	(133,983)

Financing activities
Increase in long-term debt	1,938,806	924,980
Repayment of long-term debt	(1,717,233)	(832,934)
Issuance of subordinate voting shares (note 18)	286,924	-
Purchases of non-controlling interests' subsidiary shares, net	(11,068)	(32,661)
Contingent acquisition consideration paid	(111)	(17,415)
Proceeds received on exercise of stock options	45,089	42,058
Dividends paid to common shareholders	(14,674)	(13,517)
Distributions paid to non-controlling interests	(71,618)	(77,400)
Other financing activities	(3,903)	(917)
Net cash provided by (used in) financing activities	452,212	(7,806)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,787	(3,839)
Net change in cash, cash equivalents and restricted cash	(1,094)	20,033
Cash, cash equivalents and restricted cash, beginning of year	219,075	199,042
Cash, cash equivalents and restricted cash, end of year	$217,981	$219,075

The accompanying notes are an integral part of these consolidated financial statements.

Colliers International Group Inc.

Notes to Consolidated Financial Statements

(in thousands of US dollars, except share and per share amounts)

1.           Description of the business

Colliers International Group Inc. (“Colliers” or the “Company”) provides commercial real estate professional services and investment management to corporate and institutional clients in 35 countries around the world (70 countries including affiliates and franchisees). Colliers’ primary service lines are Outsourcing, Engineering, Investment Management (“IM”), Leasing and Capital Markets. Operationally, Colliers is organized into three distinct segments: Real Estate Services, Engineering and Investment Management. Refer to Note 2, Summary of presentation for additional information on a change in the Company’s reporting segments.

2.           Summary of presentation

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the judgments used to determine the timing and amount of revenue recognition, recoverability of goodwill and intangible assets, determination of fair values of assets acquired and liabilities assumed in business combinations, estimated fair value of contingent consideration related to acquisitions, determination of the fair value of capitalized mortgage servicing rights and derivative financial instruments, and current expected credit losses on financial assets including collectability of accounts receivable and allowance for loss sharing obligations. Actual results could be materially different from these estimates.

In the third quarter of 2024, Colliers re-aligned its operating segments to better reflect the distinct attributes of its three complementary businesses – Real Estate Services, Engineering and Investment Management. The Real Estate Services segment comprises the former Americas, EMEA and Asia Pacific regions, excluding engineering and project management, which are now reported within the new Engineering segment. The Investment Management segment remains unchanged. Prior period comparative data have been recast to reflect the new segments.

Significant accounting policies are summarized as follows:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary. Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method of accounting is used. Inter-company transactions and accounts are eliminated on consolidation.

When applying the principles of consolidation, the Company begins by determining whether an investee is a variable interest entity (“VIE”) or a voting interest entity (“VOE”). Assessing whether an entity is a VIE or a VOE involves judgment and analysis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, and any related party or de facto agent implications of the Company’s involvement with the entity.

VOEs are embodied by common and traditional corporate and certain partnership structures. For VOEs, the interest holder with control through majority ownership and majority voting rights consolidates the entity.

For VIEs, identification of the primary beneficiary determines the accounting treatment. In evaluating whether the Company is the primary beneficiary, it evaluates its direct and indirect economic interests in the entity. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in the VIE. Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative approach focused on identifying which reporting entity has both (1) the power to direct the activities of a VIE that most significantly impact such entity’s economic performance and (2) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity.

The primary beneficiary analysis is performed at the inception of the Company’s investment and upon the occurrence of a reconsideration event. When the Company determines it is the primary beneficiary of a VIE, it consolidates the VIE; when it is determined that the Company is not the primary beneficiary of the VIE, the investment in the VIE is accounted for at fair value or under the equity method, based upon an election made at the time of investment.

Cash and cash equivalents

The Company maintains custodial escrow accounts, agency and fiduciary funds relating to its debt finance operations and as an agent for its property management operations. These amounts are not included in the accompanying consolidated balance sheets as they are not assets of the Company.

Restricted cash

Restricted cash consists primarily of cash and cash equivalent amounts set aside to satisfy legal or contractual requirements arising in the normal course of business, primarily at Colliers Mortgage.

Receivables and allowance for credit losses

Accounts receivables are recorded when the Company has a right to payment within customary payment terms or it recognizes a contract asset if revenue is recognized prior to when payment is due. From the point of initial recognition, the carrying value of such receivables and contract assets, net of allowance for credit losses, represents their estimated net realizable value after deducting for potential credit losses. The Company’s expected loss allowance methodology uses historical collection experience, the current status of customers’ accounts receivable and considers both current and expected future economic and market conditions. Due to the short-term nature of such receivables, the estimate of accounts receivable that may be collected is based on the aging of the receivable balances and the financial condition of customers. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default. The allowances are then reviewed on a quarterly basis to ensure that they are appropriate. After all collection efforts have been exhausted by management, the outstanding balance considered not collectible is written off against the allowance.

In some cases, the Company may record a receivable or a contract asset which corresponds with payables which the Company is only obligated to pay upon collection of the receivable (“Reimbursable Receivables”). These Reimbursable Receivables correspond with commissions payable, payables to facilitate collection from the customer and make payments to subcontractors or relate to collection from tenants for payment to the landlord. These corresponding payables are typically satisfied on a pay-when-paid basis. In relation to Reimbursable Receivables, an allowance is only recorded to the extent that the Company has estimated credit losses.

Fixed assets

Fixed assets are carried at cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group. Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 7 years straight-line
Leasehold improvements	1 to 10 years straight-line (based upon term of the lease)

Investments

Equity accounted investments

For equity investments where it does not control the investee, and where it is not the primary beneficiary of a VIE but can exert significant influence over the financial and operating policies of the investee the Company utilizes the equity method of accounting. The evaluation of whether the Company exerts control or significant influence over the financial and operational policies of the investees requires significant judgement based on the facts and circumstances surrounding each individual investment. Factors considered in these evaluations may include the type of investment, the legal structure of the investee, any influence the Company may have on the governing board of the investee.

The Company’s equity accounted investees that are investment companies record their underlying investments at fair value. Therefore, under the equity method of accounting, the Company’s share of the investee’s underlying net income predominantly represents fair value adjustments in the investments held by the equity method investees.

The Company’s share of the investee’s underlying net income or loss is based upon the most currently available information, which may precede the date of the consolidated statement of financial condition and is realized in equity earnings from non-consolidated investments on the consolidated statements of earnings. Distributions received reduce the Company’s carrying value of the investee.

Investments in debt and equity securities

The Company invests in debt and equity securities primarily in relation to its wholly owned captive insurance company and Colliers Securities, a broker-dealer licensed under the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”). These investments are accounted for at fair value with changes recorded in net earnings (loss).

Financial instruments and derivatives

Certain loan commitments and forward sales commitments related to the Company’s warehouse receivables meet the definition of a derivative and are recorded at fair value in the consolidated balance sheets upon the execution of the commitment to originate a loan with a borrower and to sell the loan to an investor, with a corresponding amount recognized as revenue in the consolidated statements of earnings. The estimated fair value of loan commitments includes the value of loan origination fees and premiums on anticipated sale of the loan, net of related costs and broker fees, a loss sharing reserve, the fair value of the expected net cash flows associated with servicing of the loan, and the effects of interest rate movements. The estimated fair value of the forward sales commitments includes the effects of interest rate movements. Adjustments to the fair value related to loan commitments and forward sale commitments are included within Capital Markets revenue in the Real Estate Services segment. (See note 25)

From time to time, the Company uses interest rate swaps to hedge a portion of its interest rate exposure on long-term debt. When hedge accounting is applied, the swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in interest expense. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings and the unrealized gain or loss is recognized in other comprehensive income. If swaps are terminated and the underlying item is not or when hedge accounting is discontinued, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method. In addition, the Company may enter into short-term foreign exchange contracts to lower its cost of borrowing.

Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value. See note 22 for additional information on derivative financial instruments.

Fair value

The Company uses the fair value measurement framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities

Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Convertible notes

Convertible Notes are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature. Interest on the Convertible Notes is recorded as interest expense. Financing fees are amortized over the life of the Convertible Notes as additional non-cash interest expense utilizing the effective interest method.

The earnings per share impact of the Convertible Notes is calculated using the “if-converted” method, if dilutive, where coupon interest expense, net of tax, is added to the numerator and the number of potentially issuable subordinate voting shares is added to the denominator. Convertible Notes were fully settled in June 2023.

Financing fees

Financing fees related to the Revolving Credit Facility are recorded as an asset and amortized to interest expense using the effective interest method. Financing fees related to the Senior Notes and Convertible Notes are recorded as a reduction of the debt amount and are amortized to interest expense using the effective interest method.

Financial guarantees and allowance for loss sharing obligations

For certain loans originated and sold under the Fannie Mae Delegated Underwriting and Servicing (“DUS”) Program the Company undertakes an obligation to partially guarantee performance of the loan typically up to one-third of any losses on loans originated.

When the Company commits to making a loan to a borrower, it recognizes an expense equal to the estimated fair value of this loss sharing obligation (the “Loss Reserve”), which reduces the gain on sale of the loan reported in Capital Markets revenue.

In accordance with ASC 326, the Company estimates the credit losses expected over the life of the credit exposure related to this loss sharing obligation and performs a quarterly analysis of the Loss Reserve. The Company evaluates the Loss Reserve on an individual loan basis and the evaluation models consider the specific details of the underlying property used as collateral, such as occupancy and financial performance. The models also analyze historical losses, current and expected economic conditions, and reasonable and supportable forecasts. Changes to the Loss Reserve are recognized in selling, general and administrative expenses on the consolidated statements of earnings. See note 23 for further information on the DUS Program and the loss-sharing obligation.

Warehouse receivables

The Company originates held for sale mortgage loans with commitments to sell to third party investors. These loans are referred to as warehouse receivables and are funded directly to borrowers by the warehouse credit facilities. The facilities are generally repaid within 45 days when the loans are transferred while the Company retains the servicing rights. The Company elects the fair value option for warehouse receivables.

Warehouse fund assets

From time to time, the Company’s Investment Management segment purchases investments for placement, or “seeding”, of assets into a fund which it manages. The purchased investments are recorded at fair value as warehouse fund assets and corresponding liabilities related to warehouse fund assets prior to the ultimate divestiture to the identified fund. These assets and associated liabilities may be purchased by the entity and held for sale to the fund or may be held in a structure that is consolidated by the Company as a VIE and which will be deconsolidated when its controlling financial interest is redeemed commensurate with a sale of interests to the ultimate investors in the fund. When assets are purchased by the Company and held for sale the warehouse fund assets are presented as current on the consolidated balance sheets as they are expected to be held for a period not to exceed twelve months.

The transactions are not intended as an alternative source of operating earnings and the arrangements are generally structured not to generate any gain or loss. See note 5 for additional details on warehouse fund assets.

Mortgage servicing rights (“MSRs”)

MSRs, or the rights to service mortgage loans for others, result from the sale or securitization of loans originated by the Company and are recognized as intangible assets on the consolidated balance sheets. The Company initially recognizes MSRs based on the fair value of these rights on the date the loans are sold. Subsequent to initial recognition, MSRs are amortized and carried at the lower of amortized cost or fair value. They are amortized in proportion to and over the estimated period that net servicing income is expected to be received based on projections and timing of estimated future net cash flows.

In connection with the origination and sale of mortgage loans for which the Company retains servicing rights, an asset or liability is recognized based upon the fair value of the MSR on the date that the loans are sold. Upon origination of a mortgage loan held for sale, the fair value of the retained MSR is included in the forecasted proceeds from the anticipated loan sale and results in a net gain (which is reflected in Capital Markets revenue).

MSRs do not actively trade in an open market with readily observable prices; therefore, fair value is determined based on certain assumptions and judgments. The valuation model incorporates assumptions including contractual servicing fee income, interest on escrow deposits, discount rates, the cost of servicing, prepayment rates, delinquencies, the estimated life of servicing cash flows and ancillary income and late fees. The assumptions used are subject to change based upon changes to estimates of future cash flows and interest rates, among other things. The key assumptions used during the years ended December 31, 2024 and December 31, 2023, in measuring fair value were as follows:

	As at December 31,
	2024	2023

Discount rate	12.1%	11.7%
Conditional prepayment rate	3.7%	3.1%

As at December 31, 2024, the estimated fair value of MSRs was $180,936 (2023 – $179,858). See note 10 for the current carrying value of the MSR assets. The MSRs are evaluated quarterly for impairment through a comparison of the carrying amount and fair value of the MSRs, and recognized with the establishment of a valuation allowance or an impairment if determined to be other than temporary. Other than write-offs due to prepayments of sold warehouse receivables where servicing rights have been retained, there have been no instances of impairment since acquiring Colliers Mortgage.

Goodwill and intangible assets

Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired. Indefinite life intangible assets are not subject to amortization. Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Investment management contracts	straight-line over 5 to 15 years
Trademarks and trade names	straight-line over 2 to 10 years
Franchise rights	straight-line over 2 to 15 years
Management contracts and other	straight-line over life of contract ranging from 2 to 10 years
Backlog	as underlying backlog transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Following the change in segment structure in the current year, the Company reassessed its reporting units and concluded that there are three distinct reporting units.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value. Following the change in segment structure in the current year, the Company reassessed its reporting units and concluded that there are three distinct reporting units. The change in reporting units is considered a triggering event requiring testing of goodwill for impairment. Colliers conducted two impairment tests, one under the previous reporting segment structure and one under the new structure.

Impairment of goodwill is tested at the reporting unit level. Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required. Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a quantitative goodwill impairment test is performed. The quantitative test compares the reporting unit’s carrying amount, including goodwill with the estimated fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, the difference is reported as an impairment loss. Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Redeemable non-controlling interests

Redeemable non-controlling interests (“RNCI”) are recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur.

Revenue

The Company generates revenue through its provision of commercial real estate services and investment management. These services consist of Leasing, Capital Markets, Outsourcing, Engineering and Investment Management services.

(a) Leasing

Leasing includes landlord and tenant representation services. Landlord representation provides real estate owners with services to strategically position properties and to secure appropriate tenants. Tenant representation focuses on assisting businesses to assess their occupancy requirements and evaluating and negotiating leases and lease renewals.

(b) Capital Markets

Capital Markets revenue is generated through sales brokerage and other capital markets transactions. These services include real estate sales, debt origination and placement, equity capital raising, market value opinions, acquisition advisory and transaction management. The Company’s debt finance operations relate to the origination and sale of multifamily and commercial mortgage loans.

(c) Outsourcing

Outsourcing services consist of valuation services, property management, loan servicing and other revenues. In addition to loan servicing, other revenues also include amounts earned on services that are complementary to real estate services that previously formed part of Engineering.

Property management provides real estate service solutions to real estate owners. In addition to providing on-site management and staffing, the Company provides support through centralized resources such as accounting, marketing and human resources. Consistent with industry standards, management contract terms typically range from one to three years, although most contracts are terminable at any time following a notice period, usually 30 to 120 days.

Valuation services consist of helping customers determine market values for various types of real estate properties. Such services may involve appraisals of single properties or portfolios of properties. These appraisals may be utilized for a variety of customer needs including acquisitions, dispositions, financing or for tax purposes.

Loan servicing fees consist of revenues earned in accordance with the contractual arrangements associated with the Company’s debt finance operations and represent fees earned for servicing loans originated by the Company. Loan servicing revenues are included in the Other revenue line (see note 25).

Leasing, Capital Markets and Outsourcing are grouped under the Real Estate Services segment.

(d) Engineering

Engineering comprises of project management and engineering & design (“E&D”) services. Project management services include design and construction management, move management and workplace solutions consulting. Engineering & design services consist of multidisciplinary planning, consulting and design engineering services to multiple end-markets. Project management and engineering & design engagements range from single project contracts with a duration of less than one year to multi-year contracts with multiple discrete projects.

(e) Investment Management

Investment Management revenues include consideration for services in the form of asset management advisory and administration fees, transaction fees and incentive fees (carried interest). The performance obligation is to manage client’s invested capital for a specified period of time and is delivered over time.

Revenue recognition and unearned revenues

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of services, which are capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

(a)	Nature of services

The Company has determined that control of real estate sales brokerage services rendered transfer to a customer when a sale and purchase agreement becomes unconditional. Leasing services rendered transfer to a customer when a lease between the landlord and the tenant is executed. At these points in time the customer has received substantially all of the benefit of the services provided by the Company. The transaction price is typically associated with the underlying asset involved in the transaction, most commonly a percentage of the sales price or the aggregate rental payments over the term of the lease which are generally known when revenue is recognized.

Other Capital Market revenues are recorded when the Company’s performance obligation is satisfied. Although the performance obligation varies based upon the contractual terms of the transaction or service, the performance obligation is generally recognized at the point in time when a defined outcome is satisfied, including completion of financing or closing of a transaction. At this time, the Company has transferred control of the promised service and the customer obtains control.

Revenues from the Company’s debt finance operations, included in Capital Markets revenue, are excluded from the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized and a derivative asset is recorded upon the commitment to originate a loan with a borrower and corresponding sale to an investor. The derivative asset is recognized at fair value and includes the fair value of the contractual loan origination, related fees and sale premium, and the estimated fair value of the expected net cash flows associated with the servicing of the loan. Debt finance revenue also includes changes to the fair value of loan commitments, forward sale commitments and loans held for sale that occur during their respective holding periods. Upon sale of the loans, no gains or losses are recognized as such loans are recorded at fair value during the holding periods. MSRs and loss sharing obligations are recognized as assets and liabilities, respectively, upon the sale of the loans.

Outsourcing services in relation to property management as well as project management and engineering & design pertaining to Engineering transfer to the customer over time as the services are performed and revenue from providing these services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based upon the actual labor hours spent relative to the total expected labor hours or the project costs incurred relative to the total project costs. For some projects certain obligations that are representative of the work completed may be used as an alternative to recognize revenue. The use of labor hours or overall project costs is dependent upon the input that best represents the progress of the work completed in relation to the specific contract. For cost-reimbursable and hourly-fee contracts, revenue is recognized in the amount to which the Company has a right to invoice.

For other advisory services, including valuation and appraisal review, the customer is unable to benefit from the services until the work is substantially complete, revenue is recognized upon delivery of deliverables to the customer because this faithfully represents when the service has been rendered. For most fixed fee consulting assignments, revenue is recognized based upon the actual service provided to the end of the reporting period as a proportion of the total services to be provided.

Loan servicing revenues are recognized over the contractual service period. Loan servicing fees related to retained MSRs are governed by ASC 820 and ASC 860 and excluded from the scope of ASC 606. Loan servicing fees earned from servicing contracts which the Company does not hold mortgage servicing rights are in scope of ASC 606.

Investment Management advisory fees are recognized as the services are performed over time and are primarily based on agreed-upon percentages of a calculated fee base which may include committed capital, assets under management, invested capital, gross asset value or net asset value depending upon the terms of the fund and/or the stage in a fund’s life. Revenue recognition for transactional performance obligations are recognized at a point in time when the performance obligation has been met. The Company receives investment management advisory incentive fees (carried interest) from certain investment funds. These incentive fees are dependent upon exceeding specified performance thresholds on a relative or absolute basis, depending on the product and structure of the business. Incentive fees are recognized when it is determined that significant reversal is considered no longer probable (such as upon the sale of a fund’s investment or when the amount of assets under management becomes known as of the end of the specified measurement period). Incentive fee-related compensation represents carried interest allocations awarded to employees which are tied to the funds’ performance. Incentive fee-related compensation expenses are recognized as services are being rendered by the employees and when it is probable that payment will be made in accordance with the applicable governing agreements. When acquisitions included clauses for incentive fees related to assets that were invested prior to the acquisition dates are allocated to certain stakeholders including employees and former owners; as such the full amount of these incentive fees is passed through and recognized as cost of revenues in the consolidated statement of earnings.

(b)	Significant judgments

The Company’s contracts with customers may include promises to transfer multiple products and services. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Where a contract contains multiple performance obligations, judgment is used to assess whether they are distinct and accounted for separately or not distinct and are accounted for and recognized together.

Brokerage commission arrangements may include terms that result in variability to the transaction price and ultimate revenues earned beyond the underlying value of the transaction, these may include rebates and/or contingencies. The Company estimates variable consideration and performs a constraint analysis for these contracts on the basis of historical information to estimate the amount the Company will ultimately be entitled to. Revenue is constrained when it is probable that the Company may not be entitled to the total amount of the revenue as associated with the occurrence or non-occurrence of an event that is outside of the Company’s control or where the facts and circumstances of the arrangement limit the Company’s ability to predict whether this event will occur. When revenue is constrained, this revenue is not recognized until the uncertainty has been resolved.

Outsourcing and Engineering arrangements may include incentives tied to achieving certain performance targets. The Company estimates variable consideration or performs a constraint analysis for these contracts on the basis of circumstances specific to the project and historical information in order to estimate the amount the Company will ultimately be entitled to. Estimates of revenue, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

For project management, engineering and design within Engineering or property management services forming part of Outsourcing, the Company may engage subcontractors to provide on-site staffing or to provide specialized technical services, materials and/or installation services. These arrangements are assessed and require judgment to determine whether the Company is a principal or an agent of the customer. When the Company acts as a principal, because it is primarily responsible for the delivery of the completed project and controls the services provided by the subcontractors, these amounts are accounted for as revenue on a gross basis. However, when the Company acts as an agent, because it does not control the services prior to delivery to the customer, these costs are accounted for on a net basis.

In some cases, the Company may facilitate collection from the customer and payments to subcontractors or may facilitate collection from tenants for payment to the landlord. In these instances, balances are recorded as accounts receivable and accounts payable until settled.

Investment Management fee arrangements are unique to each contract and evaluated on an individual basis to determine the timing of revenue recognition as well as evaluation of incentive-fee related compensation expense and significant judgment is involved in making such determinations. At each reporting period, the Company considers various factors in estimating revenue to be recognized and incentive fee related-compensation expense to be accrued. Incentive fees have a broad range of possible amounts and the determination of these amounts is based upon the market value for managed assets which is highly susceptible to factors outside of the Company’s influence. As a result, incentive fee revenue is generally constrained until significant reversal is considered no longer probable.

Certain constrained Capital Markets and Leasing fees, Outsourcing fees, Engineering fees and Investment Management fees may arise from services that began in a prior reporting period. Consequently, a portion of the fees the Company recognizes in the current period may be partially related to the services performed in prior periods. In particular, substantially all investment management incentive fees recognized in the period were previously constrained.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. The Company invoices the customer and records a receivable when it has a right to payment within customary payment terms or it recognizes a contract asset if revenue is recognized prior to when payment is due. Contract liabilities consist of payments received in advance of recognizing revenue. These liabilities consist primarily of payments received for outsourcing and advisory engagements where a component of the revenue may be paid by the customer prior to the benefits of the services transferring to the customer. As a practical expedient, the Company does not adjust the promised amount of consideration for the effect of a significant financing component when it is expected, at contract inception, that the period between transfer of the service and when the customer pays for that service will be one year or less. The Company does not typically include extended payment terms in its contracts with customers.

The Company generally does not incur upfront costs to obtain or fulfill contracts that are capitalizable to contract assets and if capitalizable they would be amortized to expense within one year or less of incurring the expense; consequently, the Company applies the practical expedient to recognize these incremental costs as an expense when incurred. Any costs to obtain or fulfill contracts that exceed one year are capitalized to contract assets and amortized over the term of the contract on a method consistent with the transfer of services to the customer and the contract’s revenue recognition.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 90 days. With the exceptions of sales brokerage and lease brokerage, the Company does not expect to have any contracts where the period between the transfer of services to the customer and the payment by the customer exceeds one year. With regard to sales brokerage and lease brokerage, arrangements may exist where the service is transferred but payment is not received for a period greater than one year. However, arrangements of this nature do not contain a significant financing component because the amount and timing varies on the basis of the occurrence or non-occurrence of an event that is outside the control of the Company or the customer. As a consequence, the Company does not adjust the transaction prices for the time value of money.

Contract liabilities represent advance payments associated with the Company’s performance obligations that have not yet been satisfied. The majority of the balances are expected to be recognized to revenue or disbursed on behalf of the client within a year.

Remaining performance obligations

Remaining performance obligations represent the aggregate transaction prices for contracts where the Company’s performance obligations have not yet been satisfied. The Company applies the practical expedient related to remaining performance obligations that are part of a contract that has an original expected duration of one year or less and the practical expedient related to variable consideration from remaining performance obligations.

Stock based compensation

For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award adjusted for expected forfeitures.

For liability classified awards, costs are measured at the grant date based on the estimated fair value of the award. The liability is remeasured at the end of each reporting period. The liability is recorded in accrued compensation or non-current liabilities.

The related stock-based compensation expenses are allocated using the graded attribution method and reported as selling, general & administrative expenses.

Long-term incentive plans

Under these plans, certain subsidiary employees are compensated if the earnings before interest, income tax and amortization of the subsidiary increases. In some instances, subsidiary employees may be compensated through participation in a stock-based plan associated with the value of a subsidiary’s shares. Awards under these plans have a term of up to ten years, a vesting period of five to ten years. All long-term incentive plans are settled in cash, with the exception of certain stock-based plans which are predominantly settled in cash, but which may have the option to settle in a subsidiary’s shares. As at December 31, 2024, all significant stock-based plans are to be settled in cash. If an award is subject to a vesting condition, then the graded attribution method is applied to the fair value or intrinsic value of the award.

In relation to the stock-based plans, the Company incurred a total compensation expense recovery of $796 during the year ended December 31, 2024 (2023 - $2,656). As at December 31, 2024, there was $13,411 of unrecognized compensation costs related to non-vested stock-based plans which is expected to be recognized over the next six years. During the year-ended December 31, 2024, the fair value of options vested under stock-based plans was $6,604.

Foreign currency translation and transactions

Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity. For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar. The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings. Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax

Income tax has been provided using the asset and liability method whereby deferred tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded unless it is more likely than not that realization of a deferred tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken utilizing a two-step approach. The first step is to determine whether it is more likely than not that the tax position will be sustained upon examination by tax authorities on the basis technical merits of the position. The second step is to recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Leases

The Company recognizes an operating lease right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheet at the lease commencement date. Operating lease ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term adjusted for lease pre-payments and lease incentives. After the commencement date any modifications to the leasing arrangement are assessed and the ROU asset and lease liability are remeasured to recognize modifications to the lease term or fixed payments. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate based on the information available at commencement date is used to determine the present value of lease payments. The Company uses the implicit rate when readily determinable. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating leases ROU assets are amortized to selling, general and administrative expenses (“SG&A”) straight-line over the lease term.

Finance leases are included in fixed assets and long-term debt on the consolidated balance sheet. Finance lease assets are depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of lease term.

Variable lease payments and variable payments related to non-lease components are recorded to SG&A as incurred. Variable lease payments include amounts related to changes in payments associated with changes in an index or rate but which are not also associated with a remeasurement of the lease liability.

The Company has operating lease agreements with lease and non-lease components, and the Company has elected to apply the practical expedient to not separate lease and nonlease components and therefore the ROU assets and lease liabilities include payments related to services included in the lease agreement. Additionally, for certain leases the Company has elected to group leases that commence at the same time and where accounting does not materially differ from accounting for the leases individually as a portfolio of leases.

The Company has elected not to recognize ROU assets and lease liabilities for leases that have a term of twelve months or less. Similarly, the Company will be applying the practical expedient to not recognize assets or liabilities related to a business combination when the acquired lease has a remaining term of twelve months or less at the acquisition date. The payments associated with these leases are recorded to SG&A on a straight-line basis over the remaining lease term.

Business combinations

All business combinations are accounted for using the acquisition method of accounting. Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings. However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

3.           Impact of recently issued accounting standards

Recently adopted accounting guidance

Reference Rate Reform

The FASB has issued three ASUs related to reference rate reform. In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and in January 2021 the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope. With reference rates like the various tenors of the London Interbank Offered Rates (“LIBOR”) being discontinued between December 31, 2021 and June 30, 2023, a significant volume of contracts and other arrangements will be impacted by the transition required to alternative reference rates. The ASUs provides optional expedients and exceptions to reduce the costs and complexity of applying existing GAAP to contract modifications and hedge accounting if certain criteria are met. The standard is effective for a limited time for all entities through December 31, 2022. In December 2022, FASB issued ASU No. 2022-06 Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, with immediate effect, to defer the sunset date from December 31, 2022 to December 31, 2024, after which the entities will no longer be permitted to apply the relief in Topic 848. The Company has certain debt arrangements which may qualify for use of the practical expedients permitted under the guidance. The Company has evaluated arrangements subject to rate reform and the options under the ASUs to facilitate an orderly transition to alternative reference rates and their potential impacts on its consolidated financial statements and disclosures. There was no impact on the Company’s financial statements.

Improvements to Reportable Segment Disclosures

In November 2023, FASB issued ASU No. 2023-07 Improvements to Reportable Segment Disclosures. The amendments in this update improve financial reporting by requiring disclosure of incremental segment information on an interim and annual basis, primarily through enhanced disclosures about significant segment expenses.

The Company adopted ASU 2023-07 for the year ended December 31, 2024. The financial statement disclosures related to reported operating segments have been enhanced to provide additional details related to the expenses used in evaluating the performance of the segments. In conjunction with the adoption of ASU 2023-07 and the change to the Company’s reportable operating segments in the third quarter (see Note 2), the Company has changed its previously reported segment profit measure from segment operating earnings to segment Adjusted EBITDA. The change resulted from a reassessment in the fourth quarter of the primary profit measure used by the Company’s Chief Operating Decision Maker when evaluating the performance of the new reportable segments and when making decisions on the allocation of resources. Comparative data in note 26 has been recast to report segment Adjusted EBITDA as the segment profit measure.

Recently issued accounting guidance, not yet adopted

Improvements to Income Tax Disclosures

In December 2023, FASB issued ASU No. 2023-09 Improvements to Income Tax Disclosures. The amendments in this update encourage transparency in income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disclosures. The amendments are effective for annual periods beginning after December 15, 2024 with early adoption permitted and should be applied on a prospective basis, however, retrospective application is permitted. The Company is currently assessing the impacts of this ASU on its disclosures.

Reporting Comprehensive Income – Expense Disaggregation Disclosures

In November 2024, FASB issued ASU No. 2024-03 Expense Disaggregation Disclosures. The amendments in this Update aims to improve disclosures for commonly presented expense captions (such as cost of sales, selling, general and administrative expenses and research and development). The amendments are effective for annual periods beginning after December 15, 2026 with early adoption permitted that must be applied on a prospective basis, however, retrospective application is allowed. The Company is currently assessing the impacts of this ASU on its disclosures.

4.           Acquisitions

2024 acquisitions:

During the year ended December 31, 2024, the Company acquired controlling interests in seven businesses, one in Real Estate Services and six in Engineering.

Real Estate Services

In April 2024, the Company acquired Lanard & Axilbund, LLC, a commercial real estate services firm in the United States.

Engineering

In July 2024, the Company acquired Phase Zero Design Corporation, an engineering and design firm in the United States.

In July 2024, the Company acquired an 89% interest in Englobe Corp., an engineering, environmental and inspection services firm with approximately 2,800 professionals operating in 71 locations and nine provinces across Canada.

In September 2024, the Company acquired Pritchard Francis Consulting Pty Limited, a multi-discipline engineering consulting firm in Australia.

In October 2024, the Company acquired two businesses, TTM Group Pty Limited, a transportation engineering consultancy firm in Australia and Goodkey, Weedmark & Associates Limited, a building engineering consulting firm in Canada.

In December 2024, the Company acquired MG2 Corporation, an architecture, strategic planning, design, and program management firm in the United States.

As of December 31, 2024, the Company has not completed its analysis to assign fair values to all identifiable tangible and intangible assets related to TTM Group Pty Limited, Goodkey, Weedmark & Associates Limited and MG2 Corporation and, therefore, the purchase price allocations for these acquired businesses are provisional and subject to change within the respective measurement period which will not extend beyond one year from the acquisition date. The acquisition date fair values of consideration transferred and the preliminary purchase price allocations are summarized as follows:

	Englobe	Other	Aggregate Acquisitions

Accounts receivable	$71,128	$30,253	$101,381
Contract assets	35,621	5,931	41,552
Other current assets	3,677	5,363	9,040
Current assets, excluding cash	110,426	41,547	151,973
Fixed assets	22,248	2,008	24,256
Operating lease right-of-use assets	22,156	14,258	36,414
Other non-current assets	11,073	4,019	15,092
Non-current assets	55,477	20,285	75,762
Accounts payable and accrued expenses	28,957	8,640	37,597
Accrued compensation	23,311	11,131	34,442
Contract liabilities	14,617	3,364	17,981
Operating lease liabilities	4,581	3,467	8,048
Other current liabilities	4,515	1,768	6,283
Current liabilities	75,981	28,370	104,351
Operating lease liabilities	17,575	12,516	30,091
Deferred income tax, net	48,935	4,994	53,929
Other non-current liabilities	500	2,625	3,125
Non-current liabilities	67,010	20,135	87,145
	$22,912	$13,327	$36,239

Cash consideration, net of cash acquired of $33,294	$450,175	$67,001	$517,176
Subsidiary equity consideration	-	24,078	24,078
Acquisition date fair value of contingent consideration	-	4,753	4,753
Total purchase consideration	$450,175	$95,832	$546,007

Acquired intangible assets (note 10)
Finite life	$216,994	$40,940	$257,934
Goodwill	$267,749	$41,565	$309,314
Redeemable non-controlling interest (note 16)	$57,480	$-	$57,480

Subsidiary equity consideration are the shares in subsidiaries exchanged as partial consideration in a transaction. The new shareholders are subject to a shareholders’ agreement and are considered redeemable non-controlling interest of the Company. (See note 16) Redeemable non-controlling interest is initially recognized at the proportionate fair value of the acquired business.

During the year ended December 31, 2024, the Company made no significant adjustments to its purchase consideration for acquisitions completed in 2023.

2023 acquisitions:

During the year ended December 31, 2023, the Company acquired controlling interests in three businesses including two in Asia Pacific, Greenstone Group Ltd., a project management firm in New Zealand and Craig & Rhodes Pty Limited, an engineering and design firm in Australia, and one in the Americas HILGARTWILSON, LLC, an engineering and design firm in the United States.

The acquisition date fair value of consideration transferred and the purchase price allocations are summarized as follows:

Aggregate
Acquisitions

Current assets, excluding cash	$15,372
Non-current assets	9,286
Current liabilities	6,653
Long-term liabilities	8,445
$9,560

Cash consideration, net of cash acquired of $7,278	$60,343
Acquisition date fair value of contingent consideration	3,962
Total purchase consideration	$64,305

Acquired intangible assets (note 10)
Finite life	$44,567
Goodwill (note 11)	$34,369
Redeemable non-controlling interest (note 16)	$24,191

Acquired goodwill and intangible assets

The purchase price allocations of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill acquired in the years ended December 31, 2024 and December 31, 2023 are assembled workforces, synergies with existing operations and future growth prospects. Specifically, the synergies in the Company’s acquisitions primarily relate to diversifying the Company’s client base and service offerings, cross-sell opportunities, increasing market share, and geographic expansion. Future growth prospects in the acquired businesses are consistent with long-term growth trends in the commercial real estate services and engineering services industries. For acquisitions completed during the year ended December 31, 2024, goodwill in the amount of $37,266 is deductible for income tax purposes (2023 - $22,168).

In determining the fair value of intangible assets acquired in business combinations, management makes estimates and assumptions which require significant judgment. In particular, the Company acquired $222,681 of customer lists and relationships. Valuation of these intangible assets is based upon a discounted cash flow methodology where the most significant estimates relate to discount rates, forecasted revenues and forecasted margin.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted cash flow model using the same assumptions implied in determining the purchase consideration.

Contingent acquisition consideration

The Company typically structures its business acquisitions to include contingent consideration. Certain vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to five-year periods following the dates of acquisition. The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period. If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period. The fair value recorded on the consolidated balance sheet as at December 31, 2024, was $36,695 ( December 31, 2023 - $44,712). See note 22 for discussion on the fair value of contingent consideration. Contingent consideration where the seller is required to remain employed to be entitled to payment is considered to have a compensatory element and is revalued at each reporting period and recognized on a straight-line basis over the term of the contingent consideration arrangement. The liability recorded on the balance sheet for the compensatory element of contingent consideration arrangements as at December 31, 2024, was $44,280 ( December 31, 2023 - $90,480). The estimated range of outcomes (undiscounted) for all contingent consideration arrangements, including those with an element of compensation is determined based on the likelihood of achieving specified earnings levels over the contingency period, and ranges from $249,099 to a maximum of $345,340. These contingencies will expire during the period extending to March 2029.

The consideration for the acquisitions during the year ended December 31, 2024, was financed from borrowings on the Revolving Credit Facility and cash on hand. During the year ended December 31, 2024, $3,468 was paid with reference to contingent consideration (2023 - $56,530).

Unaudited supplemental proforma

The amounts of revenues and earnings contributed from the dates of acquisition and included in the Company’s consolidated results for the year ended December 31, 2024, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition dates been January 1, 2023, are as follows:

	Revenues	Net earnings

Actual from acquired entities for 2024	$215,654	$2,766
Supplemental pro forma for 2024 (unaudited)	5,134,012	232,462
Supplemental pro forma for 2023 (unaudited)	4,842,597	115,960

5.           Warehouse fund assets

During the year ended December 31, 2024, the Company sold three assets which were held at December 31, 2023.

During the year ended December 31, 2024, the Company acquired one land asset in the US, three direct lending credit investments, a stake in an infrastructure income interval fund and a stake in an energy solutions business in relation to seeding new funds. The fund also continues to hold two assets acquired during the year ended December 31, 2023.

There was no significant impact on net earnings related to warehouse fund assets in the years ended December 31, 2024, or 2023.

The following table summarizes the warehouse fund assets:

	As at December 31,
	2024	2023
Warehouse fund assets
Warehouse fund assets	$110,779	$44,492
Warehouse fund assets - non-current	$94,334	$47,536
Total warehouse fund assets	$205,113	$92,028
Liabilities related to warehouse fund assets
Liabilities related to warehouse fund assets	$86,344	$-
Liabilities related to warehouse fund assets - non-current	$14,103	$47,536
Total liabilities related to warehouse fund assets	$100,447	$47,536
Net warehouse fund assets	$104,666	$44,492

6.           Acquisition-related items

	Year ended December 31,
	2024	2023
Transaction costs	$25,937	$14,148
Contingent consideration fair value adjustments (note 22)	(10,977)	(17,698)
Contingent consideration compensation expense / (recovery) (note 4)	(42,762)	50,646
	$(27,802)	$47,096

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as the preceding five years. $1,072 of the ($42,762) of contingent consideration compensation expense recognized during the year ended December 31, 2024 was associated with 2024 acquisitions.

7.           Prepaid expenses and other assets

	As at December 31,
	2024	2023

Prepaid expenses	$90,519	$73,592
Advisor loans receivable	37,607	35,893
Investments in equity securities	12,008	3,956
Investments in debt securities	36,565	19,565
Deferred Purchase Price (notes 14 and 22)	126,082	107,743
Mortgage derivative asset (note 22)	5,264	14,224
Other	1,917	3,752
Prepaid and other assets (Current Assets)	$309,962	$258,725

	As at December 31,
	2024	2023

Advisor loans receivable	$105,448	$94,508
Equity accounted investments (note 15)	54,302	33,851
Investments in equity securities	7,857	8,440
Investments in debt securities	-	5,934
Financing fees, net of accumulated amortization of $11,083 (December 31, 2023 - $9,865)	5,794	3,109
Interest rate swap asset (note 22)	7,455	4,275
Other	5,441	7,080
Other assets (Non-Current Assets)	$186,297	$157,197

Captive insurance investments

Investments in equity securities in the amount of $11,994 (2023 - $3,945) consist of investments recorded at fair value (see note 22). Investments in debt securities include available-for-sale investments current $14,166 (2023 current - $389 and non-current - $5,934), which is recorded at fair value. The Company’s wholly owned captive insurance company engages in reinsurance activities which are secured by $15,192 of the investments.

Colliers Securities investments

Investments in equity and debt securities in the amount of $17,751 (2023 – $19,188) consist of investments recorded at fair value in relation to Colliers Securities (see note 22). All securities owned are pledged to a clearing firm on terms that permit it to sell or re-pledge the securities to others, subject to certain limitations.

Other investments in equity securities

Investments in equity securities non-current in the amount of $6,768 (2023 - $7,335) are recorded at fair value following the net asset value practical expedient or recorded at cost less impairment adjusted for observable prices. During the year ended December 31, 2024, the Company recognized a net gain of $540 (2023 – $101 net gain) related to these investments which was included in Other income in the Company’s consolidated statements of earnings.

8.           Leases

The Company enters into premise leases and equipment leases as a lessee.

(a)	Premise leases

The Company leases office space where the remaining lease term ranges from less than one year to fifteen years. Leases generally include an initial contract term, but some leases include an option to renew the lease for an additional period at the end of this initial term. These renewal periods range in length up to a period equivalent to the initial term of the lease. All the Company’s premise leases are classified as operating leases.

(b)	Equipment leases

The Company leases certain equipment in its operations, including furniture and equipment, computer equipment and vehicles. Equipment leases may consist of operating leases or finance leases based upon the assessment of the facts at the commencement date of the lease. The remaining lease terms for equipment leases range from one year to five years. Certain leases may have the option to extend the leases for a short period or to purchase the asset at the end of the lease term.

The components of lease expense were as follows:

	Year ended December 31,
	2024	2023

Operating lease cost	$117,267	$107,323
Finance lease cost
Amortization of right-of-use assets	3,249	1,169
Interest on lease liabilities	719	173
Variable lease cost	28,339	26,520
Short term lease cost	4,739	4,580

Total lease expense	$154,313	$139,765

Sublease revenues	(6,490)	(6,856)
Total lease cost, net of sublease revenues	$147,823	$132,909

Supplemental information related to leases was as follows:

	Year ended December 31,
	2024	2023

Right-of-use assets obtained in exchange for new operating lease obligations	$112,737	$134,442
Right-of-use assets obtained in exchange for new finance lease obligations	4,321	4,965

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(112,104)	$(104,570)
Operating cash flows from finance leases	(719)	(173)
Financing cash flows from finance leases	(2,119)	(1,077)

Supplemental balance sheet information related to leases was as follows:

	As at December 31,
	2024	2023

Operating leases
Operating lease right-of-use assets	$398,507	$390,565

Operating lease liabilities - current	$(92,950)	$(89,938)
Operating lease liabilities - non-current	(383,921)	(375,454)
Total operating lease liabilities	$(476,871)	$(465,392)

Finance leases
Fixed assets, cost	$16,651	$8,244
Accumulated depreciation	(4,826)	(2,566)
Fixed assets, net	$11,825	$5,678

Long-term debt - current	$(3,686)	$(1,415)
Long-term debt - non-current	(8,546)	(4,295)
Total finance lease liabilities	$(12,232)	$(5,710)

Maturities of lease liabilities were as follows:

	1 year	2 years	3 years	4 years	5 years	Thereafter	Total

Operating leases	$113,386	$92,976	$76,454	$66,546	$55,089	$148,663	$553,114

Present value of operating lease liabilities							476,871
Difference between undiscounted cash flows and discounted cash flows							$76,243

Finance leases	$4,573	$3,969	$3,094	$1,984	$515	$210	$14,345

Present value of finance lease liabilities							12,232
Difference between undiscounted cash flows and discounted cash flows							$2,113

As at December 31,
2024

Weighted average remaining lease term
Operating leases (in years)	6.7
Finance leases (in years)	3.6

Weighted average discount rate
Operating leases	4.3%
Finance leases	8.4%

As of December 31, 2024, the Company has additional operating leases, primarily for premises, that have not yet commenced of $140,798. These operating leases will commence within the next two years and have lease terms ranging from eighteen months to fifteen years.

9.           Fixed assets

December 31, 2024		Accumulated
	Cost	depreciation	Net

Buildings	$2,696	$1,917	$779
Vehicles	20,445	11,677	8,768
Furniture and equipment	125,879	83,631	42,248
Computer equipment and software	244,035	165,151	78,884
Leasehold improvements	189,069	92,437	96,632
	$582,124	$354,813	$227,311

December 31, 2023		Accumulated
	Cost	depreciation	Net

Buildings	$2,564	$1,765	$799
Vehicles	19,147	9,714	9,433
Furniture and equipment	107,708	68,744	38,964
Computer equipment and software	220,136	157,514	62,622
Leasehold improvements	182,331	91,312	91,019
	$531,886	$329,049	$202,837

Fixed assets include ROU assets - Finance leases (see note 8).

10.          Intangible assets

The following table summarizes the gross value, accumulated amortization and net carrying value of the Company’s indefinite life and finite life intangible assets:

	Gross
	carrying	Accumulated
December 31, 2024	amount	amortization	Net
Indefinite life intangible assets:
Licenses	$29,200	$-	$29,200
Trademarks and trade names	23,140	-	23,140
	$52,340	$-	$52,340
Finite life intangible assets:
Customer lists and relationships	$882,336	$255,651	$626,685
Investment management contracts	525,661	167,806	357,855
Mortgage servicing rights ("MSRs")	207,990	101,562	106,428
Trademarks and trade names	28,947	8,898	20,049
Management contracts and other	15,210	9,201	6,009
Backlog	26,665	12,445	14,220
	$1,686,809	$555,563	$1,131,246
	$1,739,149	$555,563	$1,183,586

	Gross
	carrying	Accumulated
December 31, 2023	amount	amortization	Net
Indefinite life intangible assets:
Licenses	$29,200	$-	$29,200
Trademarks and trade names	23,408	-	23,408
	$52,608	$-	$52,608
Finite life intangible assets:
Customer lists and relationships	$707,355	$218,435	$488,920
Investment management contracts	591,826	181,653	410,173
Mortgage servicing rights ("MSRs")	188,489	84,058	104,431
Trademarks and trade names	27,563	7,486	20,077
Management contracts and other	13,893	10,547	3,346
Backlog	6,349	5,433	916
	$1,535,475	$507,612	$1,027,863
	$1,588,083	$507,612	$1,080,471

The MSR assets are evaluated quarterly for impairment by stratifying the servicing portfolio according to predominant risk characteristics, primarily investor type and interest rate. An impairment is recorded if the carrying value of an individual stratum exceeds its estimated fair value. There was no impairment recorded for the twelve-month period ended December 31, 2024, or 2023.

The following table summarizes activity related to the Company’s mortgage servicing rights for the year ended December 31, 2024:

	2024	2023
Balance, January 1	$104,431	$104,442
Additions, following the sale of loan	19,500	18,276
Amortization	(14,562)	(14,833)
Prepayments and write-offs	(2,941)	(3,454)
Balance, December 31	$106,428	$104,431

During the year ended December 31, 2024, the Company acquired the following intangible assets:

		Estimated
		weighted
		average
		amortization
	Amount	period (years)
Finite life intangible assets:
Customer lists and relationships	$219,999	10.0
Trademarks and trade names - finite life	5,191	2.0
Customer backlog	28,890	0.8
Other	3,854	3.1
	$257,934	8.7

The table above includes $2,798 related to assets acquired that do not constitute a business under GAAP.

The following is the estimated future expense for amortization of the finite life intangible assets for each of the next five years and thereafter:

For the year ended December 31,	MSRs	Other Intangibles	Total
2025	$13,553	$141,256	$154,809
2026	12,463	122,487	134,950
2027	11,569	115,037	126,606
2028	10,631	108,473	119,104
2029	9,542	104,098	113,640
Thereafter	48,670	433,467	482,137
	$106,428	$1,024,818	$1,131,246

11.          Goodwill

	Real Estate		Investment
	Services	Engineering	Management	Consolidated
December 31, 2022	$696,734	181,787	1,110,018	$1,988,539
Goodwill acquired during the year	-	34,369	-	34,369
Goodwill disposed during the year	(629)	-	-	(629)
Other items	(827)	-	-	(827)
Foreign exchange	13,784	1,493	1,511	16,788
December 31, 2023	709,062	217,649	1,111,529	2,038,240
Goodwill acquired during the year	6,431	302,875	-	309,306
Other items	(115)	282	-	167
Foreign exchange	(29,433)	(17,412)	(2,930)	(49,775)
December 31, 2024	685,945	503,394	1,108,599	2,297,938
Goodwill	715,528	503,394	1,108,599	2,327,521
Accumulated impairment loss	(29,583)	-	-	(29,583)
	$685,945	$503,394	$1,108,599	$2,297,938

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired. No goodwill impairments were recorded in 2024 or 2023. The accumulated impairment loss reflects a goodwill impairment incurred in 2009.

12.          Long-term debt

	As at December 31,
	2024	2023
Revolving Credit Facility	$995,520	$977,110
Senior Notes	495,519	518,982
Finance leases maturing at various dates through 2029	12,232	5,710
Other long-term debt maturing at various dates through 2030	5,204	837
	1,508,475	1,502,639

Less: current portion	6,061	1,796
Long-term debt - non-current	$1,502,414	$1,500,843

On November 29, 2024 the Company amended and extended the multi-currency, sustainability-linked senior unsecured revolving credit facility (the “Revolving Credit Facility”). The Company increased the Revolving Credit Facility from $1,750,000 to $2,250,000 and extended for a 5-year term maturing November 29, 2029. The Revolving Credit Facility bears interest at an applicable margin of 1.125% to 2.5% over floating reference rates, depending on financial leverage ratios. The applicable margin may be adjusted, annually, plus or minus 0.05% subject to achieving certain sustainability metrics. The weighted average interest rate on borrowings under the Revolving Credit Facility was 6.7% (2023 – 6.6%). The Revolving Credit Facility had $1,235,898 of available undrawn credit as at December 31, 2024 ($759,358 as at December 31, 2023). As at December 31, 2024, letters of credit in the amount of $18,582 were outstanding against the Revolving Credit Facility ($13,532 as at December 31, 2023). The Revolving Credit Facility requires a commitment fee of 0.11% to 0.35% of the unused portion, depending on financial leverage ratios.

The Company has outstanding senior unsecured notes with a carrying value of $495,519. A summary of the unsecured senior notes is provided in the table below:

		Maturity		Interest
	Term	Date	Carrying Value	Rate
Senior Notes due 2028 - €210,000	10-year	May 30, 2028	$216,950	2.23%
Senior Notes due 2031 - €125,000	10-year	October 7, 2031	129,114	1.52%
Senior Notes due 2031 - $150,000	10-year	October 7, 2031	149,455	3.02%
			$495,519

The Senior Notes due 2028 and the Senior Notes due 2031 are each held by a group of institutional investors.

The Revolving Credit Facility, Senior Notes due 2028, and Senior Notes due 2031 rank equally in terms of seniority and have similar financial covenants, including leverage and interest coverage. The Company was in compliance with all covenants as of December 31, 2024. The Company is limited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The estimated aggregate principal repayments on long-term debt required in each of the next five years and thereafter to meet the retirement provisions are as follows:

For the year ended December 31,
2025	$6,061
2026	6,634
2027	2,757
2028	218,517
2029 and thereafter	1,274,506
$1,508,475

13.         Mortgage warehouse credit facilities

The following table summarizes the Company’s mortgage warehouse credit facilities:

		December 31, 2024		December 31, 2023
	Current	Maximum	Carrying	Maximum	Carrying
	Maturity	Capacity	Value	Capacity	Value
Facility A - SOFR plus 1.40%	October 16, 2025	$275,000	$72,642	$275,000	$168,780
Facility B - SOFR plus 1.45% (1)	On demand	125,000	-	125,000	-
		$400,000	$72,642	$400,000	$168,780
(1) SOFR in Facility B has a floor of 0.25%

Colliers Mortgage LLC (“Colliers Mortgage”) has warehouse credit facilities which are used exclusively for the purpose of funding warehouse mortgages receivable. The mortgage warehouse credit facilities are recourse only to Colliers Mortgage, are revolving and are secured by warehouse mortgages financed on the facilities.

On October 17, 2024, the Company amended the financing agreement for Facility A to extend the maturity date to October 16, 2025.

14.         AR Facility

In 2019, the Company entered into a structured accounts receivable facility (the “AR Facility”). Under the AR Facility, certain of the Company's subsidiaries continuously sell trade accounts receivable and contract assets (the “Receivables”) to wholly owned special purpose entities at fair market value. The special purpose entities in turn sell the Receivables to a third-party financial institution (the “Purchaser”).

On June 26, 2024, the Company renewed its AR Facility with two third-party financial institutions, with a term extending to December 29, 2025 and a capacity of $200,000. As of December 31, 2024, the Company’s draw under the AR Facility was $199,984.

All transactions under the AR Facility are accounted for as a true sale in accordance with ASC 860, Transfers and Servicing (“ASC 860”). Following the sale of the Receivables to the Purchaser, the Receivables are legally isolated from the Company and its wholly owned special purpose entities. The AR Facility is recorded as a sale of accounts receivable, and accordingly sold receivables are derecognized from the consolidated balance sheet. The Company continues to service, administer and collect the Receivables on behalf of the Purchaser, and recognizes a servicing liability in accordance with ASC 860. The Company has elected the amortization method for subsequent measurement of the servicing liability, which is assessed for changes in the obligation at each reporting date. As of December 31, 2024, the servicing liability was nil.

Under the AR Facility, the Company receives a cash payment and a deferred purchase price (“Deferred Purchase Price” or “DPP”) for sold Receivables. The DPP is paid to the Company in cash on behalf of the Purchaser as the Receivables are collected; however, due to the revolving nature of the AR Facility, cash collected from the Company's customers is reinvested by the Purchaser monthly in new Receivable purchases under the AR Facility. As at December 31, 2024, the DPP was $126,082 ( December 31, 2023 - $107,743) and was included in Prepaid expenses and other current assets on the Consolidated Balance Sheets. For the year ended December 31, 2024, Receivables sold under the AR Facility were $1,688,578 and cash collections from customers on Receivables sold were $1,683,275. As of December 31, 2024, the outstanding principal on trade accounts receivable, net of allowance for credit losses, sold under the AR Facility was $223,543; and the outstanding principal on contract assets, current and non-current, sold under the AR Facility was $132,212. See note 22 for fair value information on the DPP.

For the year ended December 31, 2024, the Company recognized a gain related to Receivables sold of $146 (2023 - $129 gain) that was recorded in other expense in the consolidated statement of earnings. Based on the Company’s collection history, the fair value of the Receivables sold subsequent to the initial sale approximates carrying value.

The non-cash investing activities associated with the DPP for the year ended December 31, 2024, were $157,922 (2023 - $139,065).

15.         Variable interest entities

The Company holds variable interests in certain Variable Interest Entities (“VIE”) in its Investment Management segment which are not consolidated as it was determined that the Company is not the primary beneficiary. The Company’s involvement with these entities is in the form of advisory fee arrangements and equity co-investments (typically 1%-2%). Equity co-investments are included in Other non-current assets on the consolidated balance sheets.

The following table provides the maximum exposure to loss related to these non-consolidated VIEs:

	As at December 31,
	2024	2023
Non-consolidated investments	$47,881	$29,631
Co-investment commitments	31,893	42,395
Maximum exposure to loss	$79,774	$72,026

16.         Redeemable non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as redeemable non-controlling interests (“RNCI”). The RNCI are considered to be redeemable securities. Accordingly, the RNCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur. The following table provides a reconciliation of the beginning and ending RNCI amounts:

	2024	2023
Balance, January 1	$1,072,066	$1,079,306
RNCI share of earnings	53,958	53,621
RNCI redemption increment	21,243	22,588
Distributions paid to RNCI	(71,700)	(74,268)
Purchase of interests from RNCI	(17,189)	(36,922)
Sale of interests to RNCI	12,664	3,550
RNCI recognized on business acquisitions	82,199	24,191
RNCI recognized on warehouse fund assets (note 5)	48,877	-
RNCI derecognized on warehouse fund assets (note 5)	(49,500)	-
Balance, December 31	$1,152,618	$1,072,066

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries. These agreements allow the Company to “call” the RNCI at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before income taxes, interest, depreciation, and amortization. The agreements also have redemption features which allow the owners of the RNCI to “put” their equity to the Company at the same price subject to certain limitations. The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares. The redemption amount as of December 31, 2024, was $958,558 ( December 31, 2023 - $943,235). The redemption amount is lower than that recorded on the balance sheet as the formula price of certain RNCI are lower than the amount initially recorded at the inception of the minority equity position. If all put or call options were settled with Subordinate Voting Shares as at December 31, 2024, approximately 6,640,000 such shares would be issued.

Increases or decreases to the formula price of the underlying shares are recognized in the statement of earnings as the NCI redemption increment.

17.         Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;

An unlimited number of Subordinate Voting Shares having one vote per share; and

An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount

Balances as at:
December 31, 2023	46,223,682	1,126,661	1,325,694	373	47,549,376	1,127,034
December 31, 2024	49,284,982	1,471,845	1,325,694	373	50,610,676	1,472,218

During the year ended December 31, 2024, the Company declared dividends on its Common Shares of $0.30 per share (2023 - $0.30).

18.         Net earnings per common share

Stock options were dilutive for the years ended December 31, 2024 and December 31, 2023.

Diluted EPS is calculated using the “if-converted” method of calculating earnings per share in relation to the Company’s 4.0% Convertible Senior Subordinated Notes due 2025 (the “Convertible Notes”) which were fully converted or redeemed by June 1, 2023. The “if-converted” method is used if the impact of the assumed conversion is dilutive. When dilutive, the interest charges (net of income tax) recorded in relation to the Convertible Notes prior to conversion or redemption is adjusted from the numerator and the additional shares issuable on conversion of the Convertible Notes for the portion of the period while they were outstanding are added to the denominator of the earnings per share calculation. The “if-converted” method was dilutive for the year ended December 31, 2023.

The following table reconciles the basic and diluted common shares outstanding:

	Year ended December 31,
	2024	2023

Net earnings attributable to Company	$161,725	$65,543
After-tax interest on Convertible Notes	-	(119)
Adjusted numerator under the "If-Converted" Method	$161,725	$65,424

Weighted average number of shares used in computing basic earnings per share	49,896,930	45,679,676
Assumed exercise of stock options acquired under the Treasury Stock Method	284,583	307,987
Conversion of Convertible Notes	-	285,911
Number of shares used in computing diluted earnings per share	50,181,513	46,273,574

On February 28, 2024, the Company issued 2,479,500 Subordinate Voting Shares for gross proceeds of $300,019. The total proceeds, net of commissions and fees, were recorded in common shares. The net proceeds were used to repay balances outstanding on the Revolving Credit Facility.

19.         Stock-based compensation

Stock Option Plan

The Company has a stock option plan for certain officers, key full-time employees and directors of the Company and its subsidiaries. Options are granted at the market price for the underlying shares on the day immediately prior to the date of grant. Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. All Subordinate Voting Shares issued are new shares. As at December 31, 2024, there were 950,950 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.

Stock option activity for the years ended December 31, 2024, and 2023 was as follows:

			Weighted average
		Weighted	remaining	Aggregate
	Number of	average	contractual life	intrinsic
	options	exercise price	(years)	value
Shares issuable under options -
December 31, 2022	3,053,000	$94.30
Granted	815,000	106.75
Exercised	(600,500)	70.04
Forfeited	(25,250)	119.82
Shares issuable under options -
December 31, 2023	3,242,250	$101.73
Granted	698,600	151.34
Exercised	(581,800)	77.50
Forfeited	(47,250)	107.03
Shares issuable under options -
December 31, 2024	3,311,800	$116.37	3.1	$77,229
Options exercisable - December 31, 2024	989,086	$93.63	2.2	$41,879

The Company incurred stock-based compensation expense related to these awards of $32,603 during the year ended December 31, 2024 (2023 - $27,087). As at December 31, 2024, the range of option exercise prices was $47.41 to $151.62 per share.

The following table summarizes information about option exercises:

	Year ended December 31,
	2024	2023

Number of options exercised	581,800	600,500

Aggregate fair value	$77,847	$68,629
Intrinsic value	32,758	26,571
Amount of cash received	45,089	42,058

Tax benefit recognized	$1,051	$131

As at December 31, 2024, there was $60,959 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next four years. During the year ended December 31, 2024, the fair value of options vested was $28,067 (2023 - $22,971).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	As at December 31,
	2024	2023

Risk free rate	4.1%	4.9%
Expected life in years	4.75	4.75
Expected volatility	43.1%	42.3%
Dividend yield	0.2%	0.3%

Weighted average fair value per option granted	$63.19	$44.78

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term. The expected life in years represents the estimated period of time until exercise and is based on historical experience. The expected volatility is based on the historical prices of the Company’s shares over a period that is equal to the option’s expected life.

Performance Stock Units (“PSUs”)

On October 1, 2024, Colliers extended the existing management service agreement with its Chairman and Chief Executive Officer, Jay S. Hennick, to January 1, 2029. In connection with this extension, Colliers has created a new performance-based long term incentive plan. Under this arrangement, Mr. Hennick has been granted a total of 428,174 cash-settled PSUs that are subject to the satisfaction of certain performance-based vesting conditions during the period ending January 1, 2029. To the extent incentives are earned, Colliers will be obligated to make a one-time cash payment equal to the number of vested PSUs multiplied by the twenty-day volume-weighted average trading price of the Subordinate Voting Shares at such time. The performance units cannot be share settled and do not give Mr. Hennick any rights as a shareholder.

The Company incurred stock-based compensation expense related to the PSUs of $13,438 during the year ended December 31, 2024. As at December 31, 2024, the estimated fair value of the PSUs is $39,950 and there is approximately $26,512 of total estimated unrecognized compensation expense related to the arrangement which are expected to be expensed over the next four years. As at December 31, 2024, the performance vesting criteria related to 107,043 PSUs has been satisfied. The PSU plan is a liability classified stock-based compensation plan and as at December 31, 2024, $13,438 is reported in Other liabilities on the Company’s consolidated balance sheets.

The fair value of the PSUs is calculated using the Monte Carlo simulation method considering the assumptions presented in the following table:

As at December 31,
2024

Risk free rate	4.3%
Discount rate	5.8%
Expected volatility	32.5%
Expected life in years	4.00
Dividend yield	0.2%

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury Constant Maturities yield curve with a term equal to the expected life of the PSUs. The discount rate is based upon a corporate yield curves below the secured credit rating of the Company. The expected volatility is based on the historical prices of the Company’s shares over the expected life. The expected life represents the estimated period of time until exercise.

20.         Income tax

Income tax differs from the amounts that would be obtained by applying the combined statutory corporate income tax rate of Ontario, Canada to the respective year’s earnings before income tax. Differences result from the following items:

	Year ended December 31,
	2024	2023

Income tax expense using a combined statutory rate of 26.5% (2023 - 26.5%) [1]	$82,445	$56,386
Loss on disposal of operations	133	361
Permanent differences	5,172	5,515
Tax effect of flow through entities	(11,631)	(12,264)
Adjustments to tax liabilities for prior periods	(262)	(407)
Changes in liability for unrecognized tax benefits	(1,842)	(1,980)
Stock-based compensation	833	1,730
Foreign, state, and provincial tax rate differential	(149)	1,266
Change in valuation allowance	4,678	3,349
Acquisition-related items	(10,402)	8,864
Withholding taxes and other	5,202	5,266
Income tax expense	$74,177	$68,086

(1) Our Canadian corporate tax rate is comprised of a basic Part I federal tax rate of 38%, net 15% after federal tax abatement and general tax reduction, plus the additional provincial tax of 11.5%.

Earnings (loss) before income tax by jurisdiction comprise the following:

	Year ended December 31,
	2024	2023

Canada	$(34,547)	$(33,907)
United States	186,787	200,035
Foreign	158,873	46,649
Total	$311,113	$212,777

Income tax expense (recovery) comprises the following:

	Year ended December 31,
	2024	2023

Current
Canada	$5,043	$3,125
United States	53,572	28,268
Foreign	46,107	46,617
	104,722	78,010

Deferred
Canada	(12,794)	(10,360)
United States	(11,319)	16,753
Foreign	(6,432)	(16,317)
	(30,545)	(9,924)

Total	$74,177	$68,086

The significant components of deferred tax assets and liabilities are as follows:

	As at December 31,
	2024	2023

Loss carryforwards and other credits	$34,366	$29,876
Expenses not currently deductible	82,659	67,950
Revenue not currently taxable	(850)	(1,108)
Stock-based compensation	16,260	9,490
Investments	(14,648)	(7,818)
Provision for doubtful accounts	11,963	11,375
Financing fees	(149)	(71)
Net unrealized foreign exchange losses	1,252	443
Depreciation and amortization	(120,563)	(88,012)
Operating leases	14,685	14,698
Less: valuation allowance	(24,176)	(20,546)
Net deferred tax assets	$799	$16,277

As at December 31, 2024, the Company believes that it is more likely than not that its net deferred tax assets of $79,258 will be realized based upon future income, consideration of net operating loss (“NOL”) limitations, earnings trends, and tax planning strategies. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future income are reduced.

The Company has pre-tax NOL carryforward balances as follows:

	Pre-tax losses		Pre-tax losses		Pre-tax losses
	carryforward		not recognized		recognized
	2024	2023	2024	2023	2024	2023

Canada	$14,550	$19,400	$168	$169	$14,382	$19,231
United States	17,515	8,120	932	931	16,583	7,189
Foreign	93,654	90,164	66,777	59,734	26,877	30,430

The Company has pre-tax capital loss carryforwards as follows:

	Pre-tax losses		Pre-tax losses		Pre-tax losses
	carryforward		not recognized		recognized
	2024	2023	2024	2023	2024	2023

Canada	$1,620	$2,397	$1,620	$2,397	$-	$-
Foreign	5,516	6,089	5,516	6,089	-	-

These amounts above are available to reduce future, federal, state, and provincial income taxes in their respective jurisdictions. NOL carryforward balances attributable to Canada begin to expire in 2036. NOL carryforward balances attributable to the United States begin to expire in 2028. Foreign NOL carryforward balances begin to expire in 2025. The utilization of NOLs may be subject to certain limitations under federal, provincial, state or foreign tax laws.

Cumulative unremitted foreign earnings of US subsidiaries are nil (2023 - nil). Cumulative unremitted foreign earnings of international subsidiaries (other than the US) approximated $177,448 as at December 31, 2024 (2023 - $139,541). The Company has not provided a deferred tax liability on the unremitted foreign earnings as it is management’s intent to permanently reinvest such earnings outside of Canada. In addition, any repatriation of such earnings would not be subject to significant Canadian or foreign taxes.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

	2024	2023
Balance, January 1	$3,523	$5,467
Gross increases for tax positions of current period	331	-
Gross increases for tax positions of prior periods	14	310
Reduction for settlements with taxing authorities	(950)	(2,281)
Reduction for lapses in applicable statutes of limitations	(1,237)	-
Foreign currency translation	(73)	27
Balance, December 31	$1,608	$3,523

Of the $1,608 (2023 - $3,523) in gross unrecognized tax benefits, $1,608 (2023 - $3,523) would affect the Company’s effective tax rate if recognized. For the year-ended December 31, 2024, additional interest and penalties of $11 related to uncertain tax positions was accrued (2023 - $310). The Company reversed $726 of accrued interest and penalties related to positions lapsed in applicable statute of limitations or positions settled with taxing authorities in 2024 (2023 - $60). As of December 31, 2024, the Company had accrued $139 (2023 - $854) for potential income tax related interest and penalties.

Within the next twelve months, the Company expects $508 of unrecognized tax benefits associated with uncertain tax positions to be reduced due to lapses in statutes of limitations.

The Company files tax returns in Canada and multiple foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for four to seven years and income tax returns filed with the United States Internal Revenue Service and related states are open for three to five years. Tax returns for significant other jurisdictions in which the Company conducts business are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above. Actual settlements may differ from the amounts accrued. The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

21.         Other supplemental information

	Year ended December 31,
	2024	2023

Cash payments made during the year
Income tax, net of refunds	$70,345	$118,175
Interest	89,926	96,203

Non-cash financing activities
Dividends declared but not paid	7,592	7,132

22.         Financial instruments

Concentration of credit risk

The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable, contract assets, other receivables and advisor loans receivable. Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks. Concentrations of credit risk with respect to receivables are limited due to the large number of entities comprising the Company’s customer base and other counterparties, and their dispersion across different service lines in various countries.

Foreign currency risk

Foreign currency risk is related to the portion of the Company’s business transactions denominated in currencies other than US dollars. A significant portion of revenue is generated by the Company’s Canadian, Australian, UK and Euro currency operations. The Company’s head office expenses are incurred primarily in Canadian dollars which are hedged by Canadian dollar denominated revenue.

Fluctuations in foreign currencies impact the amount of total assets and liabilities that are reported for foreign subsidiaries upon the translation of these amounts into US dollars. In particular, the amount of cash, working capital, goodwill and intangibles held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period (the offset to which is recorded to accumulated other comprehensive income on the consolidated balance sheets).

Interest rate risk

The Company utilizes an interest rate risk management strategy that may use interest rate hedging contracts from time to time. The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.

Fair values of financial instruments

The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2024:

	Level 1	Level 2	Level 3
Assets
Equity securities	$13,088	$9	$-
Debt securities	14,166	22,399	-
Mortgage derivative assets	-	-	5,264
Mortgage warehouse receivables	-	77,559	-
Interest rate swap assets	-	7,870	-
Deferred Purchase Price on AR Facility	-	-	126,082
Total assets	$27,254	$107,837	$131,346

Liabilities
Mortgage derivative liabilities	$-	$-	$1,935
Interest rate swap liabilities	-	268	-
Contingent consideration liabilities	-	-	36,695
Total liabilities	$-	$268	$38,630

Equity securities, debt securities, mortgage derivative assets, interest rate swap assets and the deferred purchase price on the AR Facility were included in prepaid expenses and other current assets on the consolidated balance sheets. Other than the assets and liabilities acquired in relation to business combinations (see note 4), there were no significant non-recurring fair value measurements recorded during the year ended December 31, 2024.

Debt and equity securities

The Company records debt and equity securities at fair value on the consolidated balance sheets. These financial instruments are valued based on observable market data that may include quoted market prices, dealer quotes, market spreads, cash flows, the US Treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instruments’ terms and conditions and are classified as Level 2 of the fair value hierarchy.

Certain investments in equity securities where quoted prices are readily available are classified as Level 1 in the fair value hierarchy. The Company increases or decreases its investment each reporting period by the change in the fair value of the investment reported in net earnings on the consolidated statements of earnings.

Mortgage-related derivatives

Interest rate lock commitments and forward sale commitments are derivative instruments which use a discounted cash flow model and consider observable market data in determining their fair values, particularly changes in interest rates. In the case of interest rate lock commitments, the fair value measurement also considers the expected net cash flows associated with the servicing of the loans. The Company also considers the impact of unobservable inputs related to counterparty non-performance risk when measuring the fair value of these derivatives. Therefore, these mortgage-related derivatives are categorized as Level 3. The mortgage-related derivative assets and liabilities are included in Prepaid expenses and other current assets and Accounts payable and accrued expenses, respectively, on the consolidated balance sheets.

Given the credit quality of the Company’s counterparties, the short duration of interest rate lock commitments and forward sale commitments and the Company’s historical experience, management does not believe the risk of non-performance is significant. An increase in counterparty non-performance risk assumptions would result in a lower fair value measurement.

Changes in the fair value of the net mortgage derivative assets and liabilities comprise the following:

	2024	2023
Balance, January 1	$3,677	$6,949
Settlements	(17,989)	(31,919)
Realized gains recorded in earnings	14,312	24,970
Unrealized gains recorded in earnings	3,329	3,677
Balance, December 31	$3,329	$3,677

Mortgage warehouse receivables

Mortgage warehouse receivables represent mortgage loans originated by the Company with commitments to sell to third party investors. Principal funded on mortgage loans plus gains attributable to the fair value of mortgage premiums and origination fees increase mortgage warehouse receivables and proceeds received from the sale of mortgage loans to third party investors reduce mortgage warehouse receivables. As at December 31, 2024, all warehouse facility liabilities are supported by mortgage warehouse receivables which are under commitment to be purchased by a qualifying investor. These assets are classified as Level 2 in the fair value hierarchy as a substantial majority of the inputs are readily observable.

AR Facility deferred purchase price (“DPP”)

The Company recorded a DPP under its AR Facility. The DPP represents the difference between the fair value of the Receivables sold and the cash purchase price and is recognized at fair value as part of the sale transaction. The DPP is remeasured each reporting period in order to account for activity during the period, including the seller’s interest in any newly transferred Receivables, collections on previously transferred Receivables attributable to the DPP and changes in estimates for credit losses. Changes in the DPP attributed to changes in estimates for credit losses are expected to be immaterial, as the underlying Receivables are short-term and of high credit quality. The DPP is valued using Level 3 inputs, primarily discounted cash flows, with the significant inputs being discount rates ranging from 5.0% to 7.0% depending upon the aging of the Receivables. See note 14 for information on the AR Facility.

Changes in the fair value of the DPP comprises the following:

	2024	2023
Balance, January 1	$107,743	$92,278
Additions to DPP	157,922	139,065
Collections on DPP	(137,581)	(124,313)
Fair value adjustment	(146)	129
Foreign exchange and other	(1,856)	584
Balance, December 31	$126,082	$107,743

Financial derivatives

The Company has entered into interest rate swap agreements (“IRS”) to convert floating interest on US dollar denominated debt to fixed interest rates. The interest rate swaps are measured at fair value and are included in Other assets on the consolidated balance sheets. The table below summarizes the details of the interest rate swaps in place as at December 31, 2024.

	Effective	Maturity	Notional Amount	Interest rates
	Date	Date	of US dollar debt	Floating	Fixed
2022 IRS A	July 15, 2022	May 27, 2027	$150,000	SOFR	2.8020%
2022 IRS B	December 21, 2022	May 27, 2027	$250,000	SOFR	3.5920%
2023 IRS A	April 28, 2023	May 27, 2027	$100,000	SOFR	3.7250%
2023 IRS B	December 5, 2023	May 27, 2027	$100,000	SOFR	4.0000%

2022 IRS A, 2022 IRS B, 2023 IRS A and 2023 IRS B (collectively the “Designated IRSs”) are being accounted for as cash flow hedges and are measured at fair value on the consolidated balance sheets. Gains or losses on the Designated IRSs, which are determined to be effective as hedges, are reported in accumulated other comprehensive income (“AOCI”). As at December 31, 2024, unrealized gain of $7,455 ( December 31, 2023 - $2,805) on the Designated IRSs were included in AOCI.

Contingent acquisition consideration

The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs. The fair value measurements were made using a discounted cash flow model; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 3.5% to 10.3%, with a weighted average of 7.3%). The wide range of discount rates is attributable to the level of risk related to economic growth factors combined with the length of the contingent payment periods; and the dispersion was driven by unique characteristics of the businesses acquired and the respective terms for these contingent payments. A 2% increase in the weighted average discount rate would reduce the fair value of contingent consideration by $600. See note 4 for discussion on contingent acquisition consideration.

Changes in the fair value of the contingent consideration liability comprises the following:

	2024	2023
Balance, January 1	$44,712	$91,229
Amounts recognized on acquisitions	4,753	3,962
Fair value adjustments (note 6)	(10,977)	(17,698)
Resolved and settled in cash	(111)	(34,475)
Other	(1,682)	1,694
Balance, December 31	$36,695	$44,712

Less: current portion	$30,683	$13,944
Non-current portion	$6,012	$30,768

The carrying amounts for cash, restricted cash, accounts receivable, accounts payable, advisor loans, other receivables and accrued liabilities approximate their estimated fair values due to the short-term nature of these instruments, unless otherwise indicated. The carrying value of the Company’s Revolving Credit Facility and other short-term borrowings approximate their estimated fair value due to their short-term nature and variable interest rate terms.

The carrying amount and the estimated fair value of Senior Notes is presented in the table below. Interest rate yield curves, interest rate indices and market prices (Level 2 inputs within the fair value hierarchy) are used in determining the fair value of the Senior Notes.

	December 31, 2024		December 31, 2023
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Senior Notes	$495,519	$437,774	$518,982	$458,377

23.         Commitments and Contingencies

Purchase commitments

Minimum contractual purchase commitments for the years ended December 31 are as follows:

Year ended December 31,
2025	$27,290
2026	15,047
2027	3,264
2028	1,576
2029	1,655
Thereafter	7,491
$56,323

Claims and Litigation

In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts accrued, will not have a material impact on the Company’s financial condition or the results of operations.

Contingencies associated with US government sponsored enterprises

Colliers Mortgage is a lender in the Fannie Mae DUS Program. Commitments for the origination and subsequent sale and delivery of loans to Fannie Mae represent those mortgage loan transactions where the borrower has locked an interest rate and scheduled closing and the Company has entered into a mandatory delivery commitment to sell the loan to Fannie Mae. As discussed in note 22, the Company accounts for these commitments as derivatives recorded at fair value.

Colliers Mortgage is obligated to share in losses, if any, related to mortgages originated under the DUS Program. These obligations expose the Company to credit risk on mortgage loans for which the Company is providing underwriting, servicing, or other services under the DUS Program. Net losses on defaulted loans are shared with Fannie Mae based upon established loss-sharing ratios, and typically, the Company is subject to sharing up to one-third of incurred losses on loans originated under the DUS Program. As of December 31, 2024, the Company has funded and sold loans subject to such loss sharing obligations with an aggregate unpaid principal balance of approximately $5,584,000. As at December 31, 2024, the loss reserve was $13,556 ( December 31, 2023 - $12,837) and was included within Other liabilities on the consolidated balance sheets.

Pursuant to its licenses with Fannie Mae, Ginnie Mae and the Department of Housing and Urban Development, Colliers Mortgage is required to maintain certain standards for capital adequacy which include minimum net worth and liquidity requirements. If it is determined at any time that Colliers Mortgage fails to maintain appropriate capital adequacy, the licensor reserves the right to terminate the Company’s servicing authority for all or some of the portfolio. As at December 31, 2024, Colliers Mortgage was in compliance with all such requirements.

24.         Related party transactions

As at December 31, 2024, the Company had $2,106 of loans receivable from non-controlling shareholders (2023 - $2,778). The majority of the loans receivable represent amounts assumed in connection with acquisitions and amounts issued to non-controlling interests to finance the sale of non-controlling interests in subsidiaries to senior managers. The loans are of varying principal amounts and interest rates which range from nil to 6.0%. These loans are due on demand or mature on various dates up to 2030 but are open for repayment without penalty at any time.

25.         Revenue

Disaggregated revenue

Colliers has disaggregated its revenue from contract with customers by type of service and reporting segment as presented in the following table. See Note 2, Summary of presentation for additional information on a change in the Company’s reporting segments.

	Real Estate		Investment
	Services	Engineering	Management	Corporate	Consolidated

Year ended December 31,
2024
Leasing	$1,157,484	$-	$-	$-	$1,157,484
Capital Markets	765,297	-	-	-	765,297
Property management	537,626	-	-	-	537,626
Valuation and advisory	465,475	-	-	-	465,475
E&D and project management	-	1,237,384	-	-	1,237,384
IM - Advisory and other	-	-	488,979	-	488,979
IM - Incentive Fees	-	-	23,614	-	23,614
Other	145,728	-	-	437	146,165
Total Revenue	$3,071,610	$1,237,384	$512,593	$437	$4,822,024

2023
Leasing	$1,063,355	$-	$-	$-	$1,063,355
Capital Markets	702,472	-	-	-	702,472
Property management	527,621	-	-	-	527,621
Valuation and advisory	423,999	-	-	-	423,999
E&D and project management	-	990,477	-	-	990,477
IM - Advisory and other	-	-	480,674	-	480,674
IM - Incentive Fees	-	-	6,783	-	6,783
Other	139,291	-	-	469	139,760
Total Revenue	$2,856,738	$990,477	$487,457	$469	$4,335,141

Revenue associated with the Company’s debt finance and loan servicing operations are outside the scope of ASC 606, Revenue from Contracts with Customers (“ASC 606”). During the year ended December 31, 2024 - $32,345 of Capital Markets revenue (2023 - $42,304) and $48,007 of Other Revenue (2023 - $44,549) respectively, was excluded from the scope of ASC 606. Substantially all of these revenues were included within the Real Estate Services segment.

Contract balances

As at December 31, 2024, the Company had contract assets totaling $156,802 of which $134,402 was current ($103,080 as at December 31, 2023 - of which $83,389 was current). During the year ended December 31, 2024, approximately 93% of the current contract assets were moved to accounts receivable or sold under the AR Facility (see note 14).

As at December 31, 2024, the Company had contract liabilities (all current) totaling $63,459 ($45,293 as at December 31, 2023). $43,865 of the contract liability balance at the beginning of the year was recognized to revenue in the year ended December 31, 2024 (2023 - $23,446).

Certain constrained revenues may arise from services that began in a prior reporting period. Consequently, a portion of the revenues the Company recognizes in the current period may be partially related to the services performed in prior periods. Typically, less than 5% of Leasing and Capital Markets revenue recognized in a prior period had previously been constrained and substantially all investment management incentive fees recognized in the year were previously constrained.

26.         Segmented information

REPORTING SEGMENTS

Colliers has identified three reportable operating segments comprising of Real Estate Services, Engineering and Investment Management. Corporate represents unallocated costs of global administrative functions and the corporate head office. The groupings are based on the manner in which the segments are managed.

The Chief Operating Decision Maker (“CODM”) of the Company assesses each segment’s performance and makes decisions about the allocation of resources based on their Adjusted EBITDA. As of December 31, 2024, the Chief Executive Officer is determined to be the Company’s CODM.

Adjusted EBITDA is defined as net earnings, adjusted to exclude: (i) income tax; (ii) other income; (iii) interest expense; (iv) loss on disposal of operations; (v) depreciation and amortization, including amortization of mortgage servicing rights (“MSRs”); (vi) gains attributable to MSRs; (vii) acquisition-related items (including contingent acquisition consideration fair value adjustments, contingent acquisition consideration-related compensation expense and transaction costs); (viii) restructuring costs and (ix) stock-based compensation expense.

Indirect operating costs includes the non-direct selling, general and administration expenses of the Company excluding stock-based compensation and restructuring costs. It also includes an adjustment to remove the impact of gains attributable to MSRs.

The CODM is not provided with total asset information by segment and does not consider total assets in determining the performance of the segments nor in determining resource allocation. Therefore, total asset by segment is not disclosed.

	Real Estate		Investment
	Services	Engineering	Management	Total
Year ended December 31, 2024
Revenues	$3,071,610	$1,237,384	$512,593	$4,821,587
Cost of revenue	2,004,086	709,142	186,684	2,899,912
Indirect operating costs	736,673	418,313	116,955	1,271,941
Equity earnings from non-consolidated investments	2,549	-	4,721	7,270
Adjusted EBITDA	333,400	109,929	213,675	$657,004
Corporate
Revenue				437
Cost of revenue				37
Indirect operating costs				13,159
Unallocated Adjusted EBITDA				(12,759)
Deduct:
Depreciation and amortization				221,602
Acquisition related costs				(27,802)
Stock based compensation				46,041
Restructuring costs				23,285
Equity earnings from non-consolidated investments				7,270
Gains attributable to MSRs				(15,363)
Consolidated operating earnings				$389,212
Interest				85,779
Equity earnings from non-consolidated investments				(7,270)
Other income				(410)
Consolidated earnings before income tax				$311,113
Income tax expense				74,177
Consolidated net earnings				$236,936

Purchases of fixed assets	45,173	13,313	3,369	61,855

Consolidated revenue reconciliation:

Total segmentation revenue of $4,821,587 plus unallocated revenue of $437 equals consolidated revenue of $4,822,024.

Reconciliation of purchases of fixed assets:

Total purchases of fixed assets of $61,855 plus unallocated purchases of $3,229 equals $65,085.

	Real Estate		Investment
	Services	Engineering	Management	Total
Year ended December 31, 2023
Revenues	$2,856,738	$990,477	$487,457	$4,334,672
Cost of revenue	1,863,214	564,335	168,872	2,596,421
Indirect operating costs	704,007	329,339	107,545	1,140,890
Equity earnings from non-consolidated investments	2,193	-	2,885	5,078
Adjusted EBITDA	291,710	96,803	213,925	$602,438
Corporate
Revenue				469
Cost of revenue				402
Indirect operating costs				7,513
Unallocated Adjusted EBITDA				(7,445)
Deduct:
Depreciation and amortization				202,536
Acquisition related costs				47,096
Stock based compensation				27,087
Restructuring costs				27,701
Loss on disposal of business				2,282
Equity earnings from non-consolidated investments				5,078
Gains attributable to MSRs				(17,722)
Consolidated operating earnings				$300,935
Interest				94,077
Equity earnings from non-consolidated investments				(5,078)
Other income				(841)
Consolidated earnings before income tax				$212,777
Income tax expense				68,086
Consolidated net earnings				$144,691

Purchases of fixed assets	63,004	12,689	6,260	81,953

Consolidated revenue reconciliation:

Total segmentation revenue of $4,334,672 plus unallocated revenue of $469 equals consolidated revenue of $4,335,141.

Reconciliation of purchases of fixed assets:

Total purchases of fixed assets of $81,953 plus unallocated purchases of $2,571 equals $84,524.

GEOGRAPHIC INFORMATION

Revenues in each geographic region are reported by customer locations except for IM where revenues are reported by the location of the fund management.

	2024	2023
United States
Revenues	$2,575,616	$2,362,420
Total long-lived assets	2,266,500	2,293,362

Canada
Revenues	$632,290	$432,176
Total long-lived assets	606,803	110,195

Euro currency countries
Revenues	$411,664	$404,158
Total long-lived assets	340,178	368,198

Australia
Revenues	$304,394	$284,471
Total long-lived assets	124,401	114,754

United Kingdom
Revenues	$311,882	$266,487
Total long-lived assets	497,591	526,669

Poland
Revenues	$100,470	$91,410
Total long-lived assets	3,198	3,355

China
Revenues	$84,560	$87,509
Total long-lived assets	10,362	8,073

India
Revenues	$75,569	$61,013
Total long-lived assets	45,471	48,658

Other
Revenues	$325,579	$345,497
Total long-lived assets	212,838	238,849

Consolidated
Revenues	$4,822,024	$4,335,141
Total long-lived assets	4,107,342	3,712,113